CPI Aerostructures, Inc. S-8

Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of CPI Aerostructures, Inc. of our report dated April 5, 2024, relating to the 2023 consolidated financial statements of CPI Aerostructures, Inc., appearing in the Annual Report on Form 10-K of CPI Aerostructures, Inc. for the year ended December 31, 2024.

/s/ RSM US LLP

New York, New York
July 17, 2025